Exhibit 99.1
MARKETAXESS REPORTS SECOND QUARTER 2009 DILUTED EPS OF $0.08 ON
RECORD REVENUE OF $25.8 MILLION
Second Quarter Financial Highlights*
•	Revenues of $25.8 million, up 0.8%.

•	Variable transaction fees of $11.2 million, up 31.7%

•	Total expenses of $20.1 million, down 3.7%.

•	Net income of $3.2 million, up 11.9%

•	Pre-tax margin of 22.2%, up from 18.6%.

*	All comparisons versus second quarter 2008.
NEW YORK, July 28, 2009 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the second quarter ended June 30, 2009.
“Our ongoing success in broadening and deepening our trading network put the company in a position to benefit from the improved credit market conditions in the second quarter, resulting in record revenue that was driven by a 32% increase in variable transaction fees,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “The narrowing of credit spreads, inflows of new capital and growth in overall TRACE volumes all point to progress in the normalization of credit market conditions. Our expanded dealer group and strong institutional investor engagement present significant opportunities for our shareholders to benefit from further improvement in market conditions.”
Second Quarter Results
Total revenues for the second quarter of 2009 increased 0.8% to $25.8 million, compared to $25.6 million for the second quarter of 2008. Pre-tax income was $5.7 million, compared to $4.8 million for the second quarter of 2008, an increase of 20.5%. Pre-tax margin was 22.2%, compared to 18.6% for the second quarter of 2008. Net income totaled $3.2 million, or $0.08 per share on a diluted basis, compared to $2.8 million, or $0.08 per share on a diluted basis, for the second quarter of 2008.
A 21.1% change in the average exchange rate of the pound sterling compared to the U.S. dollar from the second quarter of 2008 had the effect of reducing revenues and expenses from our European operations by $1.3 million and $0.8 million, respectively.
Commission revenue for the second quarter of 2009 totaled $21.8 million on total trading volume of $66.8 billion, compared to $20.1 million in commission revenue on total trading volume of $69.8 billion for the second quarter of 2008. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 4.7%, compared to an estimated 7.5% for the second quarter of 2008.

Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $2.1 million for the second quarter of 2009, compared to $2.7 million for the second quarter of 2008. Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 32.2% to $1.9 million, compared to $2.8 million for the second quarter of 2008, due primarily to a decline in investment income as a result of lower interest rates.
Total expenses for the second quarter of 2009 decreased 3.7% to $20.1 million, compared to $20.9 million for the second quarter of 2008. The decrease was primarily due to a decline in professional and consulting expenses of $0.9 million, offset by higher employee compensation and benefits of $0.3 million. The Company now expects total expenses for 2009 to be in the range of $79.5 million to $82.5 million. The effective tax rate for the second quarter of 2009 was 44.4%, compared to 40.2% for the second quarter of 2008 and 38.5% for full year 2008. The higher effective tax rate reflects an increase in the projected rate on foreign source income.
Employee headcount as of June 30, 2009 and June 30, 2008 was 200.
Balance Sheet Data
As of June 30, 2009, total assets were $252.1 million and included $145.0 million in cash, cash equivalents and securities, and a deferred tax asset of $32.1 million. Total stockholders’ equity, including the Series B preferred stock, as of June 30, 2009 was $235.1 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-831-6243 (U.S.) or 617-213-8855 (international). The passcode for all callers is 28828766. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 52081680. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our approximately 685 active institutional investor clients can access the liquidity provided by our 60 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform. MarketAxess executes certain bond transactions between and among institutional investor and broker-dealer clients on a riskless principal basis by serving as counterparty to both the buyer and the seller in matching back-to-back trades, which are then settled through a third-party clearing organization. MarketAxess also provides data and analytical tools that help our clients make trading decisions, we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:

James Rucker MarketAxess Holdings Inc. +1-212-813-6383	William McBride Gavin Anderson & Co. +1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$13,808	$12,554	$27,323	$24,956
Eurobond	4,712	5,120	8,854	9,709
Other	3,310	2,464	6,099	4,768

Total commissions	21,830	20,138	42,276	39,433
Technology products and services	2,096	2,676	4,119	3,443
Information and user access fees	1,504	1,442	3,159	2,923
Investment income	234	761	566	1,752
Other	175	620	351	1,025

Total revenues	25,839	25,637	50,471	48,576

Expenses
Employee compensation and benefits	11,917	11,576	23,359	22,594
Depreciation and amortization	1,679	1,816	3,470	3,596
Technology and communications	2,120	2,048	4,362	4,153
Professional and consulting fees	1,613	2,521	3,492	4,674
Occupancy	693	739	1,369	1,506
Marketing and advertising	708	685	1,353	1,369
General and administrative	1,373	1,493	2,599	2,960

Total expenses	20,103	20,878	40,004	40,852

Income before taxes	5,736	4,759	10,467	7,724
Provision for income taxes	2,549	1,911	4,441	3,280

Net income	$3,187	$2,848	$6,026	$4,444

Per Share Data:
Earnings per share:
Basic	$0.09	$0.08	$0.16	$0.13
Diluted	$0.08	$0.08	$0.16	$0.13

Weighted-average common shares:
Basic	33,256	32,932	33,220	32,672
Diluted	37,854	34,759	37,660	34,065

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2009	December 31, 2008
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$88,737	$107,323
Securities available-for-sale	56,238	35,227
Deferred tax assets, net	32,051	35,666
All other assets	75,069	68,212

Total assets	$252,095	$246,428

Liabilities and Stockholders’ Equity

Total liabilities	$16,995	$21,620
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	204,785	194,493

Total liabilities and stockholders’ equity	$252,095	$246,428

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	($ in millions)
	(unaudited)
U.S. high-grade — multi dealer[1]
fixed-rate	$36,365	$37,450	$72,334	$70,997
floating-rate	1,545	2,708	2,415	5,546
U.S. high-grade — single dealer[2]	—	2,500	—	4,906
Eurobond	13,169	11,805	22,261	19,871
Other[1]	15,742	15,337	29,882	32,954

Total	$66,821	$69,800	$126,892	$134,274

	Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	($ in millions)
	(unaudited)
U.S. high-grade	$602	$667	$603	$652
Eurobond	216	187	180	159
Other[1]	250	240	241	264

Total	$1,068	$1,094	$1,023	$1,075

Number of U.S. Trading Days[3]	63	64	124	125
Number of U.K. Trading Days[4]	61	63	124	125

[1]	Volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[2]	Effective September 2008, the Company no longer separately reports U.S. High-Grade single-dealer inquiries.

[3]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[4]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.